EXHIBIT 3

DISTRIBUTION AGREEMENT

BY AND BETWEEN

CHARLES SCHWAB & CO., INC.

AND

FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY


TABLE OF CONTENTS

Description

SECTION 1.     AVAILABLE CONTRACTS 2
1.1  Availability   2
1.2  Modification of Contracts; Suspension or Restriction of
Sales     2
1.3  Reinsurance of Contracts 3

SECTION 2.     CONTRACT DISTRIBUTION    3
2.1  Exclusive Appointments; Efforts; Independent Contractor     3
2.2  Registration of Associated Persons 4
2.3  Insurance Agent Licensing     5
2.4  Sales Agreements    5
2.5  Supervisory Responsibilities  6
2.6  Suitability Determinations    6
2.7  Marketing Materials 6
2.8  Non-marketing Materials  7
2.9  Banking Arrangements     8
2.10 Limitations on Authority 8

SECTION 3.     RECORDKEEPING  9
3.1  Recordkeeping  9

SECTION 4.     LEGAL COMPLIANCE    10
4.1  Securities Laws     10
4.2  Tax Laws  12
4.3  Insurance Laws and Other Laws 12
4.4  Notice of Certain Proceedings and Other Circumstances  14
4.5  Parties to Cooperate     15
4.6  Information About FIRST GREAT-WEST and SCHWAB     15

SECTION 5.     COSTS AND EXPENSES  16
5.1  FIRST GREAT-WEST to Pay Employees  16
5.2  SCHWAB to Pay Employees  16
5.3  Each Party To Bear Own Costs  16

SECTION 6.     INDEMNIFICATION     17
6.1  Indemnification by FIRST GREAT-WEST     17
6.2  Indemnification by SCHWAB     18
6.3  Limitation on Liability  20
6.4  Injunctive Relief   20


SECTION 7.     TERM AND TERMINATION     20
7.1  Term 20
7.2  Events of Termination    20
7.3  Events of Default   22
7.4  Parties to Cooperate Respecting Termination  22

SECTION 8.     CONFIDENTIALITY     22

SECTION 9.     ARBITRATION    23

SECTION 10.     BONDING AND INSURANCE   25

SECTION 11.     NOTICES  25

SECTION 12.     TRADEMARKS    25

SECTION 13.     MISCELLANEOUS 27
13.1 Amendment 27
13.2 Non-Assignment 27
13.3 Governing Law  27
13.4 Survival of Provisions   27
13.5 Severability   27
13.6 Waiver    28
13.7 Right to Audit 28
13.8 Force Majeure  28
13.9 Entire Agreement    28

SCHEDULE 1     30

SCHEDULE 1.1   31










DISTRIBUTION AGREEMENT

This  Distribution Agreement (the "Agreement") is made as of the day of ________, 1997, by and between Charles Schwab & Co., Inc., a California corporation ("SCHWAB"), and First Great-West Life & Annuity Insurance Company, a New York insurance company ("FIRST GREAT-WEST"), on behalf of itself and each of its separate accounts listed on Schedule 1 hereto, as the same may be amended from time to time (each an "Account") (each, a "Party," collectively, the "Parties").


RECITALS


WHEREAS, FIRST GREAT-WEST is a New York life insurance company duly licensed as required by applicable law to issue life insurance and annuity contracts identified on Schedule 1.1, as may be amended from time to time, (each a "Contract," collectively, the "Contracts") in certain states and other jurisdictions; and

WHEREAS, FIRST GREAT-WEST, has developed or is developing
Contracts, some of which shall be funded by segregated asset accounts; and

WHEREAS, SCHWAB is licensed or will become licensed as required by applicable law to market such Contracts pursuant to applicable state law and is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") and under the securities laws in all fifty (50) states, and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

WHEREAS, FIRST GREAT-WEST has extensive experience in the operation of its insurance business and has trained personnel, equipment, and facilities for conducting its present and future insurance operations; and

WHEREAS, SCHWAB has extensive experience in the operation of its business as a registered broker-dealer and has trained (and
NASD-registered) personnel, equipment, and facilities for conducting its present and future broker-dealer operations; and


WHEREAS, certain personnel of SCHWAB may engage, or deemed to be engaged, directly or indirectly, in the offering, selling, advertising or marketing of certain Contracts the interests under which are required to be registered under the Securities Act of 1933, as amended (the "1933 Act") ("registered Contracts"); the confirming of transactions under registered Contracts as required by the 1934 Act Rule 10b-10; the maintenance of records with respect to registered Contracts as required by 1934 Act Rules 17a-3 and 17a-4 or other SEC or NASD rules applicable to registered broker-dealers (all Distributor personnel engaged in these activities, as well as all other persons whom Section 3(a)(18) of the 1934 Act defines as associated persons of SCHWAB, are collectively referred to herein as "Associated Persons"); and

WHEREAS, FIRST GREAT-WEST and SCHWAB desire to enter into an agreement to have SCHWAB act as the principal underwriter and/or insurance agent, as applicable, for the sale of the Contracts.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and of the mutual expectations of benefit occurring from the activities herein contemplated, the Parties hereto agree as follows:

     SECTION 1.     AVAILABLE CONTRACTS

1.1  Availability

(a) SCHWAB shall have exclusive marketing and distribution rights for certain Contracts specifically identified in Schedule 1.1 (hereinafter, "Exclusive Contracts"). SCHWAB shall have non-exclusive marketing and distribution rights for all Contracts identified in Schedule 1.1 (hereinafter, "Other Contracts").
Schedule 1.1 may be amended from time to time as mutually agreed to in writing between the two Parties. The Parties have agreed that certain Contracts will be designed to be sold into the Internal Revenue Code Section 403(b), 457 and 401(k) markets and made available for distribution by SCHWAB and added to Schedule 1.1 when available. SCHWAB acknowledges that FIRST GREAT-WEST is currently marketing contracts similar to the Exclusive Contracts and may develop and market contracts in the future with similar terms to those contained in the Contracts. In no event may FIRST GREAT-WEST directly or indirectly develop, issue, market or otherwise promote any Contract that bears the name SCHWAB or any other proprietary SCHWAB tradenames, trademarks or service mark without the prior written approval of SCHWAB, except as permitted by and in accordance with Section 12.1 hereof.

1.2  Modification of Contracts; Suspension or Restriction of Sales

(a) FIRST GREAT-WEST may modify the terms of any Contract, to the extent permitted or required by applicable law. Any modification, other than a modification required to be made to conform the Contracts to a change in applicable law, shall be approved by SCHWAB, which approval shall not be unreasonably withheld. SCHWAB may, from time to time, propose modifications to the terms of any Contract, and FIRST GREAT-WEST agrees to implement any such modification in a timely manner, subject to FIRST GREAT-WEST's approval, which shall not be unreasonably withheld. Prior to implementation of any modification, the Parties must mutually agree on such change or changes and agree as to who will bear the costs associated with such change.

 (b) Upon 180 days' prior written notice, FIRST GREAT-WEST may suspend or restrict the sale of any Contract in any state or other jurisdiction, FIRST GREAT-WEST will effect such withdrawal in accordance with all applicable law. FIRST GREAT-WEST reserves the right to immediately withdraw any fixed annuity contract (or portion thereof) with respect to future sales where the declared interest rate, as determined by FIRST GREAT-WEST's usual and customary business practices, would be below that Contract's declared minimum guaranteed interest rate. In addition, notwithstanding any provision herein to the contrary, FIRST GREAT-WEST may refuse to sell any Contract to any applicant for any reason so long as such refusal does not violate any applicable state insurance law. FIRST GREAT-WEST shall communicate the reasons for any refusal to SCHWAB.

1.3  Reinsurance of Contracts

FIRST GREAT-WEST may reinsure any of the Contracts with a reinsurer of its choice at any time in accordance with applicable law.


     SECTION 2.     CONTRACT DISTRIBUTION

2.1  Exclusive Appointments; Efforts; Independent Contractor

(a) FIRST GREAT-WEST appoints SCHWAB, and SCHWAB accepts FIRST GREAT-WEST's appointment, as the exclusive principal underwriter, and, as applicable, exclusive insurance agent for the offer and sale of the Exclusive Contracts and as non-exclusive principal underwriter and insurance agent of the Other Contracts offered by SCHWAB to the public, during the term of this Agreement, in each state and other jurisdiction in which such Contracts may lawfully be offered and sold. Notwithstanding anything herein to the contrary, SCHWAB shall not act as, or be deemed to be, the principal underwriter of any Contract that is not registered under the 1933 Act and which appears on any of the Schedules attached hereto.

(b) SCHWAB shall use all commercially reasonable efforts to offer the Contracts for sale and distribution, but shall be under no obligation to effectuate any particular amount of sales of Contracts. SCHWAB shall, however, provide FIRST GREAT-WEST in writing new product sales projections for the initial twelve (12) month period of this Agreement and every twelve (12) month period thereafter. The estimate should contain quarterly information for the period in question. The estimate should also provide sales estimates on a Contract by Contract basis, and include all projected premiums. FIRST GREAT-WEST acknowledges that SCHWAB currently sells, and may in the future sell, annuity contracts and/or life insurance policies issued by life insurance companies unaffiliated with FIRST GREAT-WEST.

(c) SCHWAB shall at all times function as, and be deemed to be, an independent contractor.

(d) Except as may be necessary to comply with the requirements of any applicable law or regulation, SCHWAB shall not, absent FIRST GREAT-WEST's consent, actively promote the replacement of any Contract or the redirection of the cash value of a Contract into any other product; provided, however, that FIRST GREAT-WEST's consent shall be presumed granted (i) upon the occurrence, with respect to FIRST GREAT-WEST, of any event described in Sections 7.2(a)(iii) or 7.2(b) hereof only to the extent of Contract owners in those jurisdictions in the events under 7.2(b)(ii) and (iii) or
(ii) upon the failure of FIRST GREAT-WEST to cure a default pursuant to Section 7.3 hereof. "Actively promote" shall include, but not be limited to, mailings specifically sent to or conversations specifically held with Contract owners or licensed agents of SCHWAB which induce or attempt to induce a Contract owner to surrender the Contract and replace it with another product (other than a product offered by FIRST GREAT-WEST or it affiliates), or to direct premiums, cash values or deposits from a Contract to any other product (other than a product offered by FIRST GREAT-WEST or its affiliates). Notwithstanding the foregoing, in no event shall this provision prevent SCHWAB from concurrently or subsequently offering and selling to a Contract owner any non-insurance product, whether or not offered by FIRST GREAT-WEST or its affiliates. This provision shall survive the termination of this Agreement other than pursuant to Sections 7.2(a)(iii), 7.2(b) or 7.3 hereof.

2.2  Registration of Associated Persons

(a) SCHWAB shall be responsible for ensuring, at its sole cost, that each Associated Person involved with the offer or sale of registered Contracts is duly registered and qualified pursuant to the 1934 Act, NASD regulations, and any other required securities regulatory body.

(b) In connection with such registration, SCHWAB shall conduct such background investigations of the SCHWAB employees necessary to determine their qualifications, good character and moral fitness to offer and sell the Contracts. Such information shall be available to FIRST GREAT-WEST upon request.

(c) SCHWAB shall continuously monitor the status of SCHWAB and each of SCHWAB's registered employees to ensure that they are and remain properly registered and qualified.


2.3  Insurance Agent Licensing

(a) Neither SCHWAB nor any of its employees shall engage in any activities that would require insurance agent licensing in the state or jurisdiction where such activities are performed, unless and until SCHWAB and its employees are properly licensed to perform such services in the particular state or other jurisdiction. As used herein, "properly licensed" includes the filing of an appointment by FIRST GREAT-WEST, SCHWAB and/or other person when required by the laws or regulations of the applicable state or jurisdiction.

(b) SCHWAB shall, from time to time, advise FIRST GREAT-WEST of the SCHWAB employees that it wishes FIRST GREAT-WEST to appoint as FIRST GREAT-WEST insurance agents. In that connection, SCHWAB shall conduct background investigations of the SCHWAB employees to determine their qualifications, good character and moral fitness to offer and sell the Contracts, and shall prepare and submit completed agent appointment forms for FIRST GREAT-WEST's approval. FIRST GREAT-WEST shall forward all approved agent appointment forms in a timely manner to the appropriate state insurance departments and pay all required appointment fees.

(c) SCHWAB shall be responsible for ensuring that all SCHWAB employees engaged in the offer or sale of Contracts (whether or not registered with the SEC under the 1933 Act) are properly licensed and remain properly licensed under the insurance laws of the applicable states and other jurisdictions to sell the Contracts. In furtherance of this obligation, SCHWAB shall continuously monitor the status of SCHWAB's and each SCHWAB employee's insurance agent license and renewal in each state and jurisdiction in which the Contracts may be offered and sold. SCHWAB shall notify FIRST GREAT-WEST in a timely manner of any license not renewed.

(d) SCHWAB agrees to undertake all actions necessary and to pay all costs to effect licensing of itself and its employees and renewals thereof as required for the business of this Agreement. FIRST GREAT-WEST agrees to take all actions necessary and to pay all costs to effect the appointment as insurance agents of SCHWAB and its employees and renewals thereof as required for the business of this Agreement.

(e) FIRST GREAT-WEST, in its sole discretion, may refuse to appoint or renew the appointment of a SCHWAB employee as a FIRST GREAT-WEST insurance agent. In the event FIRST GREAT-WEST refuses to renew the appointment of a SCHWAB employee, it shall not act except upon ten (10) days prior written notice to SCHWAB.

2.4  Sales Agreements

FIRST GREAT-WEST and SCHWAB may, from time to time, enter into separate written agreements ("Sales Agreements"), on such terms and conditions as they may determine to be not inconsistent with this Agreement, with one or more organizations that agree to participate in the distribution of the Contracts, provided, that such organizations, shall to the extent required by law, be both registered as a broker-dealer under the 1934 Act and a member of the NASD, and provided further, that such organizations and their agents or representatives soliciting applications for Contracts shall be properly licensed, registered or otherwise qualified to offer and sell the Contracts under the applicable insurance and other laws of each state or other jurisdiction in which FIRST GREAT-WEST is licensed to sell the Contracts. Such written agreements with other organizations shall be subject to approval by FIRST GREAT-WEST and shall incorporate terms and provisions establishing requirements and standards of conduct on the sale of the Contracts by the organization.

2.5  Supervisory Responsibilities

(a) SCHWAB shall be responsible for training, monitoring and controlling the activities of SCHWAB employees involved in the offer and sale of the Contracts. FIRST GREAT-WEST shall participate in, and shall bear responsibility with respect to, such training, monitoring, and control to the extent required by applicable NASD rules, SEC laws, state insurance laws, or other applicable laws.

(b) Notwithstanding the above, FIRST GREAT-WEST shall provide adequate training to SCHWAB supervisory personnel with respect to the Contracts.

2.6  Suitability Determinations

SCHWAB agrees to establish written procedures that will require SCHWAB employees to review all Contract applications to determine that the Contracts are a "suitable" investment vehicle for the applicant. While not limited to the following, such written procedures must provide that a determination of suitability shall be based on information furnished to a SCHWAB employee after reasonable inquiry of such applicant concerning the applicant's investment objectives and financial situation. In no event shall Contracts be sold describing premiums as "vanishing" or Contracts as being paid up at a time other than the date described in the Contract itself.

2.7  Marketing Materials

(a) SCHWAB shall have the responsibility for developing, printing, and distributing, at its sole cost, all marketing materials to be used in connection with the offer and sale of the Contracts. As used herein, "marketing materials" shall mean any "advertisement" or "sales literature," as those terms are defined in NASD Conduct Rule 2210(a), as amended from time to time, including any so-called "dealer only" materials, and including any material intended to be spoken in the solicitation of a Contract, such as telephone scripts, scripted answers to questions and slide show scripts but excluding Contract Prospectuses, registration statements, annual and semi-annual reports and other materials that are developed by FIRST GREAT-WEST.

(b) SCHWAB shall submit definitive copies of all marketing materials to FIRST GREAT-WEST for its written approval, which shall not be unreasonably withheld, at least five (5) business days prior to printing or finalization.

(c) SCHWAB shall, to the extent required, file in a timely manner all marketing materials with the NASD, the SEC, or any other securities regulatory body, as appropriate, and shall obtain any necessary approval of these regulatory bodies of such marketing materials.

(d) FIRST GREAT-WEST shall, to the extent required by law, file in a timely manner all marketing materials with the various state insurance regulatory bodies, and shall obtain any necessary approval of these regulatory bodies of such marketing materials.

2.8  Non-marketing Materials

(a) FIRST GREAT-WEST shall be responsible for preparing, printing in quantity and delivering to SCHWAB, at FIRST GREAT-WEST's sole cost: (i) all Contract forms, applications and related materials,
(ii) all forms pertaining to the processing of premium payments, refunds and other monies, and (iii) all forms pertaining to transactions, claims, and other features available under the Contracts, including, but not limited to, full or partial surrenders, exchanges, transfers, loans, systematic purchases, death claims, changes in premium allocations, and changes in beneficiary. FIRST GREAT-WEST shall submit definitive copies of all materials to SCHWAB for its written approval, which shall not be unreasonably withheld, at least five (5) business days prior to printing or finalization.

(b) SCHWAB shall be responsible for preparing, printing, and distributing, at its sole cost, all correspondence with Contract owners, except for correspondence or other communication prepared, printed, and distributed by FIRST GREAT-WEST. FIRST GREAT-WEST and SCHWAB agree that SCHWAB shall submit copies of all prototypes of correspondence, with all variations, and copies of all materials being mass mailed to Contract owners to FIRST GREAT-WEST for its written approval, which shall not be unreasonably withheld, at least five (5) business days prior to printing or finalization.

(c) FIRST GREAT-WEST shall be responsible for preparing, printing, and distributing, or causing the same to be done, at its sole cost:
(i) all Contract owner account statements, (ii) confirmations of Contract owner transactions required to be delivered to Contract owners pursuant to Section 4.1(g), and (iii) all documents described in Sections 4.1(b), 4.1(h) and 4.2(c)hereof. FIRST GREAT-WEST and SCHWAB agree that FIRST GREAT-WEST shall submit the form of all items (i) and (ii) and definitive copies of (iii) to SCHWAB for its written approval, which shall not be unreasonably withheld, at least five (5) business days prior to printing or finalization. FIRST GREAT-WEST acknowledges that these materials, with the exception of 4.2(c), are marketing materials and may be used as such by SCHWAB.

(d) SCHWAB and FIRST GREAT-WEST agree that correspondence or other communication to any policyowner involving a complaint shall be submitted to the other for written approval prior to mailing or communicating with the policyowner.

2.9  Banking Arrangements

(a) SCHWAB agrees to handle all premium payments or other monies that it receives in connection with the sale of the Contracts as a fiduciary for the benefit of FIRST GREAT-WEST. All such premium payments shall be the property of FIRST GREAT-WEST.

(b) Premium payments may be received by either SCHWAB or FIRST GREAT-WEST. SCHWAB shall deposit and maintain any premium payments received by SCHWAB (whether such premium payments are received in the form of a check, pursuant to an authorization to wire transfer monies from a SCHWAB client's account, or in any other manner) in one or more segregated accounts maintained by FIRST GREAT-WEST in its name (or in the name of an Account) at one or more banks or other financial institutions, and in connection therewith SCHWAB shall: (i) send FIRST GREAT-WEST a copy of the deposit slip or wire transfer ticket by overnight mail or fax, and (ii) immediately deposit any monies received with an application into such depository account or accounts as designated from time to time by FIRST GREAT-WEST. FIRST GREAT-WEST shall be responsible for depositing any premium payments received at the offices of FIRST GREAT-WEST.

2.10 Limitations on Authority

(a) SCHWAB and its employees shall have no authority to, and shall not: (i) add, alter, waive or discharge any Contract or application provision or Prospectus provision or represent that such can be done by FIRST GREAT-WEST or SCHWAB; (ii) extend the time of making any payments; (iii) alter or substitute FIRST GREAT-WEST's forms in any manner; (iv) give or offer to give, on behalf of FIRST GREAT-WEST, any tax or legal advice related to the purchase of a Contract; (v) guarantee the issuance of any Contract or the reinstatement of any lapsed Contract; or (vi) exercise any authority on behalf of FIRST GREAT-WEST other than that expressly conferred on SCHWAB or its employees by this Agreement.

(b) FIRST GREAT-WEST and its employees shall have no authority to, and shall not (i) give or offer to give on behalf of SCHWAB, any tax or legal advice related to the purchase of a Contract, or (ii) exercise any authority on behalf of SCHWAB other than that expressly conferred on FIRST GREAT-WEST or its employees by this Agreement.
     SECTION 3.     RECORDKEEPING

3.1  Recordkeeping

(a) Each Party agrees to keep, at its principal office, all accounts, books and other records required by and in accordance with applicable federal and state law, including any state insurance laws, and the regulations of any regulatory body having jurisdiction over such accounts, books, and other records, including but not limited to Rules 31a-1 and 31a-2 under the Investment Company Act of 1940 (" 1940 Act") and Rules 17a-3 and 17a-4 under the 1934 Act.

(b)  Any and all accounts, books and other records of FIRST
GREAT-WEST, the Accounts, and SCHWAB as may pertain to the Contracts and this Agreement shall be maintained so as to clearly and accurately disclose the nature and details of Contract transactions or any transactions related thereto.

(c) Any accounts, books, and other records maintained by FIRST GREAT-WEST, at its expense, as agent for the benefit of SCHWAB shall conform to the requirements of Rules 17a-3 and 17a-4 under the 1934 Act, and as further amplified in SEC Release 34-8389. Furthermore, such accounts, books, and other records shall remain the property of SCHWAB, shall be surrendered promptly to SCHWAB at its request without charge, and shall at all times be subject to inspection by SCHWAB, the SEC pursuant to Section 17(a) of the 1934 Act and any other appropriate governmental agency. SCHWAB shall have responsibility for maintaining the records required of it by applicable law or regulations with respect to broker-dealer operations, although, in SCHWAB's discretion and at FIRST GREAT-WEST's expense, SCHWAB may use FIRST GREAT-WEST as its agent for this purpose.

(d) Any accounts, books, and other records maintained by SCHWAB, at its expense, as agent for the benefit of FIRST GREAT-WEST or the Accounts, shall conform to the requirements of Rules 31a-1 and 31a-2 under the 1940 Act or such other SEC requirement as relates to non-1940 Act products or as required by state insurance regulators and conveyed to SCHWAB in writing. Furthermore, such accounts, books, and records shall remain the property of FIRST GREAT-WEST or the Accounts, shall be surrendered promptly to FIRST GREAT-WEST or the Accounts upon request by FIRST GREAT-WEST without charge, and shall at all times be subject to inspection by FIRST GREAT-WEST, whether acting on behalf of itself or the Accounts, the SEC pursuant to Section 31(b) of the 1940 Act and any other appropriate governmental agency. FIRST GREAT-WEST or the Accounts shall have responsibility for maintaining the records required of them by applicable law or regulations with respect to investment company operations, although, in FIRST GREAT-WEST's discretion and at the Distributor's expense, FIRST GREAT-WEST and the Accounts may use SCHWAB as their agent for this purpose.

(e) Upon the written request of either Party to the other, or upon termination of this Agreement, a Party shall provide to the other without charge the originals, if the requesting Party is required to maintain such originals, or, at the requesting Party's cost, copies of the accounts, books and other records or electronic information representing the accounts, books and records if that is the format in which they are maintained.



     SECTION 4.     LEGAL COMPLIANCE

4.1  Securities Laws

(a)  FIRST GREAT-WEST represents and warrants that:

(i) interests in each Account funding any Contract or Contracts will be registered under the 1933 Act to the extent required by the 1933 Act,


(ii) the Contracts will be duly authorized for issuance and sale in compliance with all applicable federal and state laws, including, without limitation, the 1933 Act, the 1934 Act, the 1940 Act and New York law,

(iii) each Account is and will remain registered under the 1940
Act, to the extent required by the 1940 Act,

(iv) each Account does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, to the extent required,

(v) each Account's 1933 Act registration statement relating to the Contracts, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933
Act and the rules thereunder,

(vi) FIRST GREAT-WEST will amend the registration statement for its Contracts under the 1933 Act and for its Accounts under the 1940 Act from time to time as required in order to effect the continuous offering of its Contracts or as may otherwise be required by applicable law, subject to its right to discontinue or withdraw from future sale any Contract pursuant to 1.2(b) of this Agreement, and

(vii) each prospectus for the Contracts, including any statement of additional information (collectively, as the context requires, "Contract Prospectus") will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.

(b) FIRST GREAT-WEST represents and warrants that it will prepare, print, and deliver, in a timely manner annual and semi-annual reports for the Accounts, Contract Prospectuses, voting instruction forms, as required, and related materials to all existing Contract owners, as appropriate. The costs of preparing and delivering the foregoing materials shall be borne by FIRST GREAT-WEST.

(c) SCHWAB represents and warrants that it is duly registered with the SEC as a broker-dealer under the 1934 Act, that it is licensed as a broker-dealer in all 50 states, and that the activities of SCHWAB and its employees in connection with the offer and sale of Contracts shall be in compliance with applicable federal and state securities laws in all material respects.

(d) SCHWAB agrees that neither it nor its employees shall make any representations concerning the Contracts, except those contained in or reasonably derived from the Contract Prospectus, registration statements, annual or semi-annual reports of the Accounts, or in other written materials prepared by or on behalf of FIRST GREAT-WEST.

(e) SCHWAB shall reimburse FIRST GREAT-WEST for the cost of printing the Contract Prospectuses for persons other than existing Contract owners, and SCHWAB shall pay for all costs of delivering
Contract Prospectuses to such persons.

(f) SCHWAB agrees to execute such papers and do such acts and things as shall from time to time be reasonably requested by FIRST GREAT-WEST for the purpose of maintaining the registration of the Contracts under the 1933 Act and any Account under the 1940 Act and any applicable insurance regulatory authority.

(g) SCHWAB, directly or through FIRST GREAT-WEST (at FIRST GREAT-WEST's expense), shall, upon or prior to the completion of each Contract transaction for which a confirmation is legally required, send a written confirmation to the Contract owner for each such transaction, in a form and manner which complies with the requirements of the 1934 Act, state laws and regulations, and the disclosure requirements of the NASD. Such confirmations shall be furnished to all Contract owners in accordance with securities laws, shall reflect the facts of the transaction, and, if applicable, shall show that they are being sent by FIRST GREAT-WEST on behalf of SCHWAB. The Parties agree that the form and the manner of use of confirmations in connection with transactions occurring in Contract accounts shall be supervised by SCHWAB. FIRST GREAT-WEST shall prepare and distribute such confirmations in accordance with SCHWAB's instructions. FIRST GREAT-WEST shall make no changes or variations in either the form or the manner of distribution of such confirmations without the written approval of SCHWAB and shall cause such confirmations to be issued as directed by SCHWAB and on behalf of SCHWAB.

(h) FIRST GREAT-WEST represents and warrants that it shall prepare, print, deliver and file with the SEC or other appropriate regulatory body, or cause the same to be done, as required by law and in a timely manner, all registration statements, annual and semi-annual reports, proxies and related materials, and other documents relating to all underlying investment vehicles to which Contract owner premiums may be allocated. FIRST GREAT-WEST's obligations in this regard, and the allocation of expenses relating thereto, shall be delineated in a separate agreement with each underlying investment vehicle and SCHWAB, to which FIRST GREAT-WEST shall be a party.

4.2  Tax Laws

(a) FIRST GREAT-WEST represents and warrants that the Contracts currently are treated as annuity, endowment, or life insurance contracts under applicable provisions of the Internal Revenue Code of 1986, as amended ("Code") and that it will make every effort to maintain such treatment; FIRST GREAT-WEST will notify SCHWAB immediately upon having a reasonable basis for believing that any of the Contracts have ceased to be so treated or that they might not be so treated in the future.

(b) FIRST GREAT-WEST represents and warrants that each Account is a "segregated asset account" and that interests in each Account are offered exclusively through the purchase of or transfer into a "variable contract," within the meaning of such terms under Section 817 of the Code and the regulations thereunder to the extent required by law. FIRST GREAT-WEST will make every effort to continue to meet such definitional requirements, and it will notify SCHWAB immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

(c) FIRST GREAT-WEST agrees to administer the Contracts in a manner that will comply with all federal and state tax law.

(d) FIRST GREAT-WEST agrees to prepare, print, and deliver to Contract owners, and, to the extent required, file with the Internal Revenue Service and any other appropriate regulatory body, all reports, forms, and other information necessary for FIRST GREAT-WEST to comply with applicable federal and state tax law.

4.3  Insurance Laws and Other Laws

(a) FIRST GREAT-WEST shall take all actions necessary to the extent required by law to obtain and maintain all regulatory approvals required to issue the Contracts for sale in any states where the contracts are being offered for sale.


(b) SCHWAB shall take all actions necessary to ensure that it and its employees are properly licensed and appointed by FIRST GREAT-WEST to sell insurance and annuities in the jurisdictions in which they are selling and shall execute such papers and do such acts and things as shall from time to time be reasonably requested by FIRST GREAT-WEST for the purpose of qualifying and maintaining qualification of the Contracts for sale under the applicable laws of any state.

(c)  FIRST GREAT-WEST represents and warrants that:

(i) it is an insurance company duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement,

(ii) it will legally and validly establish and maintain each Account as a segregated asset account under Section 4220of the New York Insurance Code and the regulations thereunder, and

(iii) the Contracts comply in all material respects with all other applicable federal and state laws and regulations.


(d) SCHWAB represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.


(e) SCHWAB represents and warrants that it is a member in good standing of the NASD and that it has obtained all approvals necessary to offer the Contracts and otherwise enter into and carry out all transactions contemplated by this Agreement, has obtained or will obtain all approvals, licenses, authorizations, orders or consents, and shall be duly registered and appointed or otherwise qualified under the securities and insurance laws of any state or other jurisdiction where offers or sales of the Contracts may be made.


(f) SCHWAB agrees that it shall be bonded as required by all applicable laws and regulations. SCHWAB shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with applicable NASD Rules of Fair Practice and federal and state securities laws and regulations and state insurance laws and regulations.




4.4  Notice of Certain Proceedings and Other Circumstances

(a)  FIRST GREAT-WEST shall immediately notify SCHWAB of:

(i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to any Contract or to any Account's registration statement under the 1933 Act relating to the Contracts or any Contract Prospectus,

(ii) any request by the SEC or other regulatory body for any amendment to such registration statement or Contract Prospectus,

(iii) the initiation of any proceeding materially affecting the offering or sale of the Contracts or the ability of FIRST
GREAT-WEST to issue or sell such Contracts,

(iv) any other actions or circumstances that may prevent the lawful offer or sale of any of the Contracts in any state.

FIRST GREAT-WEST shall make every effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

(b)  SCHWAB shall immediately notify FIRST GREAT-WEST of:

(i) the issuance by any court or regulatory body of any order having a material effect with respect to SCHWAB's ability to perform its obligations hereunder,

(ii) the initiation of any proceeding materially affecting the offering or sale of the Contracts or the ability of SCHWAB to sell such Contracts, and

(iii) any other actions or circumstances that may prevent the lawful offer or sale of any of the Contracts in any state.

(c) SCHWAB shall notify FIRST GREAT-WEST within three (3) business days if it or any of its officers, directors, employees or registered representatives who are licensed to sell insurance and are appointed by FIRST GREAT-WEST is or becomes subject to any proceedings or is sanctioned or suspended (i) by the SEC or NASD,
(ii) by any court for securities, insurance or financial institution law violations, or (iii) by any state regulatory authority.

(d) In the case of an oral or written consumer or regulatory agency complaint, SCHWAB and FIRST GREAT-WEST shall notify the other within three (3) business days of receipt and shall coordinate and fully cooperate in responding to such complaints. SCHWAB and FIRST GREAT-WEST shall develop procedures to coordinate, investigate and respond to such complaints.


4.5  Parties to Cooperate

SCHWAB and FIRST GREAT-WEST shall cooperate fully in any insurance or securities regulatory examination, investigation, or proceeding or any judicial proceeding with respect to FIRST GREAT-WEST, SCHWAB, and their respective affiliates, agents and representatives to the extent that such examination, investigation, or proceeding arises in connection with Contracts distributed under this Agreement. SCHWAB and FIRST GREAT-WEST shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services or sales under this Agreement, which authorities may lawfully request in order to ascertain whether FIRST GREAT-WEST or SCHWAB sales and operations are being conducted in a manner consistent with any applicable law or regulations. The Parties shall, at least 10 business days prior to provision of such information, notify the other to enable that Party, if it so desires, to interpose any legal objections to provision of the reports or information.


4.6  Information About FIRST GREAT-WEST and SCHWAB

(a) FIRST GREAT-WEST shall provide to SCHWAB or its designated agent at least one complete copy of all SEC registration statements, Contract Prospectuses, reports, any required voting instruction solicitation material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to each Account or the Contracts, at least five
(5) business days prior to the filing of such document with the SEC or other regulatory authorities for approval.


(b) Neither FIRST GREAT-WEST nor any of its affiliates will give any information or make any representations or statements on behalf of or concerning SCHWAB or its affiliates in connection with the sale of the Contracts other than (i) the information or representations contained in the registration statement, including the Contract Prospectus contained therein, as such registration statement and Prospectus may be amended from time to time; or (ii) in reports or voting instruction solicitation materials for the Accounts; or (iii) in marketing material prepared by SCHWAB, except with the express written permission of SCHWAB.

(c) Except with the express written permission of FIRST GREAT-WEST, neither SCHWAB nor any of its affiliates, officers or employees will give any information or make any representations or statements on behalf of or concerning FIRST GREAT-WEST or its affiliates or the Contracts or Accounts, in connection with the sale of the Contracts other than

(i) the information or representations contained in the Contracts, the registration statement, including the Contract Prospectus contained therein, as such registration statement and Prospectus may be amended from time to time, or the Prospectuses of the underlying funds; or
(ii) in reports or voting instruction solicitation materials for the Accounts; or

(iii) in marketing material or other material approved or developed by FIRST GREAT-WEST.


     SECTION 5.     COSTS AND EXPENSES

5.1  FIRST GREAT-WEST to Pay Employees

FIRST GREAT-WEST shall have the responsibility for paying any compensation due its employees. FIRST GREAT-WEST specifically agrees to indemnify, hold harmless and defend SCHWAB against any and all expense, cost, causes of action, liability, loss or damage, including reasonable attorneys' fees, resulting or arising from or related to any claim against SCHWAB for compensation allegedly owed to a FIRST GREAT-WEST employee. FIRST GREAT-WEST specifically agrees that it shall not represent to any employee, broker-dealer, or registered representative that any compensation or fees are payable to them from SCHWAB.


5.2  SCHWAB to Pay Employees

SCHWAB shall have the responsibility for paying any compensation due its employees. SCHWAB specifically agrees to indemnify, hold harmless and defend FIRST GREAT-WEST against any and all expense, cost, causes of action, liability, loss or damage, including reasonable attorneys' fees, resulting or arising from or related to any claim against FIRST GREAT-WEST for compensation allegedly owed to a SCHWAB employee. SCHWAB specifically agrees that it shall not represent to any employee, broker-dealer, or registered representative that any compensation or fees are payable to them from FIRST GREAT-WEST.


5.3  Each Party To Bear Own Costs

Except as otherwise expressly provided, each Party to this Agreement shall bear all expenses of fulfilling its duties and obligations hereunder.



SECTION 6.     INDEMNIFICATION

6.1  Indemnification by FIRST GREAT-WEST

(a) FIRST GREAT-WEST shall indemnify and hold harmless SCHWAB against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense, and reasonable counsel fees incurred in connection therewith) arising by reason of any person's acquiring any Contract, which may be based upon any federal or state securities act, or on any other statute or at common law,

(i) on the ground that the Contract, offering document, registration statement or related Contract Prospectus, as from time to time amended and supplemented, or the annual or interim reports to Contract owners, any published marketing materials or communications with any Contract owner or prospective Contract owner concerning the Contract, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished by or on behalf of FIRST GREAT-WEST to SCHWAB; or

(ii) on the ground that FIRST GREAT-WEST, its employees, officers, or directors, failed to comply with any applicable securities or other laws and regulations in connection with its rendering of Contract issue, recordkeeping, confirmation or other services under this Agreement; or

(iii) on the ground of FIRST GREAT-WEST's negligence or misconduct, or that of FIRST GREAT-WEST's employees, officers, or directors, in the performance of its duties hereunder, or breach by FIRST GREAT-WEST of any representation or warranty hereunder.

The indemnities in this Section 6.1 shall, upon the same terms and conditions, extend to and inure to the benefit of each director, officer and employee of SCHWAB and any person controlling or controlled by SCHWAB within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act.

(b) In no case is the indemnity of FIRST GREAT-WEST in favor of SCHWAB and any such controlling or controlled persons to be deemed to protect SCHWAB or any such controlling or controlled persons thereof against any liability to FIRST GREAT-WEST, or the Accounts or its Contract owners to which SCHWAB or any such controlling or controlled persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement. In addition, in no case is FIRST GREAT-WEST to be liable under its indemnity agreement contained in
Section 6.1(a) with respect to any claim made against SCHWAB or any such controlling or controlled persons, unless SCHWAB or such controlling or controlled persons, as the case may be shall have notified FIRST GREAT-WEST in writing by fax or overnight mail within two (2) days after the summons or other first legal process giving information of the nature of the claim shall have been served upon SCHWAB or such controlling or controlled persons (or after SCHWAB or such controlling or controlled persons shall have received notice of such service on any designated agent), but failure to notify FIRST GREAT-WEST of any such claim shall not relieve FIRST GREAT-WEST from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. FIRST GREAT-WEST will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if FIRST GREAT-WEST elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to SCHWAB or such controlling or controlled person or persons, defendant or defendants in the suit. In the event FIRST GREAT-WEST elects to assume the defense of any such suit and retains such counsel, SCHWAB or such controlling or controlled person or persons, defendant or defendants in the suit, shall bear the fees and expense of any additional counsel retained by SCHWAB or such controlling or controlled person or persons, but, in case FIRST GREAT-WEST does not elect to assume the defense of any such suit, it will reimburse SCHWAB or such controlling or controlled person or persons, defendant or defendants in the suit, for the reasonable fees and expense of any counsel retained by them. FIRST GREAT-WEST shall promptly notify SCHWAB of the commencement of any litigation or proceedings against FIRST GREAT-WEST or any of its officers, directors, employees or agents in connection with the issuance or sale of the Contracts.

6.2  Indemnification by SCHWAB

(a) SCHWAB shall indemnify and hold harmless FIRST GREAT-WEST and the Accounts against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person's acquiring any Contract, which may be based upon any federal or state securities act, or on any other statute or at common law:

(i) on the ground that the Contract, offering document, registration statement or related Contract Prospectus, as from time to time amended and supplemented, or the annual or interim reports to Contract owners, any published marketing materials or communications with any Contract owner or prospective Contract owner concerning the Contract, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished in connection therewith by or on behalf of SCHWAB to FIRST GREAT-WEST; or

(ii) on the ground that SCHWAB, its employees, officers or directors failed to comply with any applicable securities or other laws and regulations in connection with its rendering of Contract issue, recordkeeping, confirmation or other services under this Agreement; or

(iii) on the ground of SCHWAB's negligence or misconduct, or that of SCHWAB's employees, officers or directors, in the performance of its duties hereunder, or breach of any representation or warranty hereunder.

The indemnities in this Section 6.2 shall, upon the same terms and conditions, extend to and inure to the benefit of each director, officer and employee of FIRST GREAT-WEST and any person controlling or controlled by FIRST GREAT-WEST within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act.

(b) In no case is the indemnity of SCHWAB in favor of FIRST GREAT-WEST and any such controlling or controlled persons to be deemed to protect FIRST GREAT-WEST or any such controlling or controlled persons thereof against any liability to SCHWAB to which FIRST GREAT-WEST or any such controlling or controlled persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement. In addition, in no case is SCHWAB to be liable under its indemnity agreement contained in Section 6.2(a) with respect to any claim made against FIRST GREAT-WEST or any such controlling or controlled persons, unless FIRST GREAT-WEST or such controlling or controlled persons, as the case may be shall have notified SCHWAB in writing within two (2) days after the summons or other first legal process giving information of the nature of the claim shall have been served upon FIRST GREAT-WEST or such controlling or controlled persons (or after FIRST GREAT-WEST or such controlling or controlled persons shall have received notice of such service on any designated agent), but failure to notify SCHWAB of any such claim shall not relieve SCHWAB from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. SCHWAB will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if SCHWAB elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to FIRST GREAT-WEST or such controlling or controlled person or persons, defendant or defendants in the suit. In the event SCHWAB elects to assume the defense of any such suit and retain such counsel, FIRST GREAT-WEST or such controlling or controlled person or persons, defendant or defendants in the suit, shall bear the fees and expense of any additional counsel retained by FIRST GREAT-WEST or such controlling or controlled person or persons, but, in case SCHWAB does not elect to assume the defense of any such suit, it will reimburse FIRST GREAT-WEST or such controlling or controlled person or persons, defendant or defendants in the suit, for the reasonable fees and expense of any counsel retained by them. SCHWAB shall promptly notify FIRST GREAT-WEST of the commencement of any litigation or proceedings against SCHWAB or any of its officers, directors, employees or agents in connection with the issuance or sale of the Contracts.

6.3  Limitation on Liability

In no event shall either Party under this Agreement be liable for lost profits or for exemplary, special, punitive or consequential damages alleged to have been sustained by the other Party, as opposed to a third party.

6.4  Injunctive Relief

The Parties each agree that monetary damages may be an inadequate remedy in the event of a breach by either Party of any of the covenants in this Agreement, and that any such breach by a Party may cause the other Party great and irreparable injury and damage. Accordingly, nothing in this Agreement shall limit a Party's right to obtain equitable relief when appropriate.


     SECTION 7.     TERM AND TERMINATION

7.1  Term

This Agreement shall be effective as of the date first above written and shall remain in full force and effect thereafter, subject to Section 7.2 below.

7.2  Events of Termination

(a) In addition to the provisions of Section 7.3, this Agreement shall terminate at either Party's option, without penalty:

(i) with or without cause, on not less than 180 days written notice to the other Party;

(ii) upon the mutual written consent of the Parties;

(iii) upon written notice of one Party to the other in the event of bankruptcy or insolvency of the Party to which notice is given; or

(b) This Agreement shall terminate at the option of SCHWAB, in the event of

(i) fraud, misrepresentation, conversion or unlawful withholding of funds by FIRST GREAT-WEST;

(ii) the dissolution or disqualification of FIRST GREAT-WEST to do business under any applicable state or federal law where FIRST GREAT-WEST's ability to perform is materially impaired; however, such termination shall extend only to the jurisdiction(s) where FIRST GREAT-WEST is prohibited from doing business;

(iii) the suspension or revocation of any material license or permit held by FIRST GREAT-WEST by the appropriate governmental agency or authority; however, such termination shall extend only to the jurisdiction(s) where FIRST GREAT-WEST is prohibited from doing business;

(iv) the sale (without the prior written consent of SCHWAB, which consent shall not be unreasonably withheld) of the FIRST GREAT-WEST business relating to the Contracts, which sale is to an unaffiliated person or entity, whether by merger, consolidation, or sale of substantially all of FIRST GREAT-WEST's assets or stock related to the Contracts, during the term of, and any extension of, this Agreement;

(v) upon institution of formal proceedings against FIRST GREAT-WEST by the NASD, SEC, or any other regulatory body regarding FIRST GREAT-WEST's duties under this Agreement, the sale of the Contracts, or the operation of any Account, which would materially impair the marketability of the Contracts, provided that such proceedings result in a finding of material wrongdoing by FIRST GREAT-WEST, or which result in disqualification from continued membership with the NASD or registration with the SEC; or

          (vi) any termination at the option of SCHWAB of that certain Administration Agreement of even date herewith between FIRST GREAT-WEST and SCHWAB (the "Administration Agreement") pursuant to Section 7.2(a)(iii), 7.2(b)(i)-(iv), or 7.3 of the Administration Agreement.

(c)  This Agreement shall terminate at the option of FIRST
GREAT-WEST, in the event of:

(i) fraud, misrepresentation, conversion or unlawful withholding of funds by SCHWAB;

(ii) the dissolution or disqualification of SCHWAB to do business under any applicable state or federal law where SCHWAB's ability to perform is materially impaired; however, such termination shall extend only to the jurisdiction(s) where SCHWAB is prohibited from doing business;

(iii) the suspension or revocation of any material license or permit held by SCHWAB by the appropriate governmental agency or authority; however, such termination shall extend only to the jurisdiction(s) where SCHWAB is prohibited from doing business;

(iv) the sale (without the prior written consent of FIRST GREAT-WEST, which consent shall not be unreasonably withheld) of SCHWAB's business to an unaffiliated person or entity, whether by merger, consolidation, or sale of substantially all of SCHWAB's assets or stock or otherwise, during the term of, and any extension of, this Agreement;

(v) upon institution of formal disciplinary proceedings against SCHWAB by the NASD, SEC, or any other regulatory body, which would materially impair the marketability of the Contracts, provided that such proceedings result in a finding of material wrongdoing by SCHWAB, or which result in disqualification from continued membership with the NASD or registration with the SEC; or

(vi) any termination at the option of FIRST GREAT-WEST of the Administration Agreement pursuant to Section 7.2(a)(iii),
7.2(c)(i)-(iv), or 7.3 of the Administration Agreement.

7.3  Events of Default

If either Party breaches this Agreement or is in default in the performance of any of its duties and obligations hereunder (the "defaulting Party"), the non-defaulting Party may give written notice thereof to the defaulting Party, and if such breach or default is not remedied within 90 days after such written notice is given, then the non-defaulting Party may terminate this Agreement by giving 90 days written notice of such termination to the defaulting Party.

7.4  Parties to Cooperate Respecting Termination

The Parties agree to cooperate and give reasonable assistance to one another in effecting an orderly transition following termination.



     SECTION 8.     CONFIDENTIALITY

Subject to the requirements of legal process and regulatory authority, each Party shall treat as confidential (a) the identity of existing or prospective Contract owners and the investment managers enrolled in SCHWAB's Financial Advisor Service Program ("investment managers"), (b) any financial or other information provided by existing or prospective Contract owners or investment managers, and (c) any other information reasonably identified as confidential in writing by any other Party hereto (collectively "confidential information"). Except as permitted by this Agreement, no Party shall disclose, disseminate or utilize any confidential information without the express written consent of the affected Party until such time as such information may come into the public domain, except as permitted by this Agreement or as otherwise necessary to service the Contracts and/or respond to appropriate regulatory authorities. Each Party shall take all reasonable precautions to prevent the unauthorized disclosure of any confidential information. Nothing in this Section 8 shall prevent SCHWAB from using the confidential information pertaining to existing or prospective Contract owners for marketing purposes. In no event shall confidential information pertaining to existing or prospective Contract owners be furnished by FIRST GREAT-WEST to any other company or person (except as required by law or regulation) or be used to solicit sales of any kind, including but not limited to any other products, securities or services for a period of two years following termination of this Agreement. Without limiting the foregoing, no Party shall disclose any information that another Party reasonably considers to be proprietary. For purposes of this Agreement, proprietary information includes, but is not limited to, computer system and client information. The intent of this Section 8 is that no Party or any affiliate thereof shall utilize, or permit to be utilized, its knowledge of the other Party that is derived as a result of the relationship created by this Agreement and any related agreements, except to the extent necessary by the terms of this Agreement or the related agreements.


     SECTION 9.     ARBITRATION

Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration under the rules of the NASD in effect at that time. If the NASD refuses jurisdiction, or the Parties mutually agree in writing, the arbitration procedure described herein shall be used. In either event, the decision of the arbitrator(s) is final and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

To initiate arbitration, either FIRST GREAT-WEST or SCHWAB shall notify the other Party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The Party to which the notice is sent shall respond to the notification in writing within ten (10) days of its receipt.

The arbitration hearing shall be before a panel of three arbitrators, each of whom must be (1) a present or former officer of a life insurance or reinsurance company and/or (2) an officer and principal of a registered Broker-Dealer. The panel must contain at least one representative from each of (1) and (2). An arbitrator may not be a present or former director, officer, employee, attorney, or consultant of FIRST GREAT-WEST or SCHWAB or either's affiliates.


FIRST GREAT-WEST and SCHWAB shall each name five (5) candidates to serve as an arbitrator. FIRST GREAT-WEST and SCHWAB shall each choose one candidate from the other Party's list, and these two candidates shall serve as the first two arbitrators. FIRST GREAT-WEST and SCHWAB shall each present their initial lists of five (5) candidates by written notification to the other Party within twenty-five (25) days of the date of the mailing of the notification initiating the arbitration. Any subsequent additions to the list which are required shall be presented within ten (10) days of the date the naming Party receives notice that a candidate that has been chosen declines to serve.


The two arbitrators shall then select the third arbitrator from the eight (8) candidates remaining on the lists of FIRST GREAT-WEST and SCHWAB within fourteen (14) days of the acceptance of their positions as arbitrators. If the two arbitrators cannot agree on the choice of a third, then this choice shall be referred back to the Parties. FIRST GREAT-WEST and SCHWAB shall take turns striking the name of one of the remaining candidates from the initial eight
(8) candidates until only one candidate remains. If the candidate so chosen shall decline to serve as the third arbitrator, the candidate whose name was stricken last shall be nominated as the third arbitrator. This process shall continue until a candidate has been chosen and accepted. This candidate shall serve as the third arbitrator. The first turn at striking the name of a candidate shall belong to the Party that is responding to the other Party's initiation of the arbitration. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.


It is agreed that each of the three arbitrators should be impartial regarding the dispute. Therefore, at no time will either Party contact or otherwise communicate with any person who is to be or who has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provide by both Parties to inform those candidates actually chosen as arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute shall be coordinated with the other Party and shall be provided simultaneously to the other Party or shall take place in the presence of the other Party. Further, at no time shall any arbitrator be informed that the arbitrator has been named or chosen by one Party or the other.

The arbitration hearing shall be held on a date fixed by the arbitrators. In no event shall this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators shall establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each Party shall provide the other Party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they shall give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The Party initiating the arbitrations shall have the burden of proving its case by a preponderance of the evidence. Each Party may examine any witnesses who testify at the arbitration hearing, the arbitrators shall apportion the costs of arbitration, which shall include but not be limited to their own fees and expenses, as they deem appropriate.


     SECTION 10.     BONDING AND INSURANCE

Each Party shall maintain sufficient fidelity bond coverage
(including coverage for larceny and embezzlement) and errors and omissions insurance coverage as may be required by applicable law or as such Party deems necessary in light of its obligations under this Agreement.


SECTION 11.     NOTICES

Any notice required or permitted to be sent under this Agreement shall be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
8515 East Orchard Road
Englewood, CO 80111
303-689-4356
Dennis Low

CHARLES SCHWAB & CO., INC.
Office of Corporate Counsel
101 Montgomery Street
San Francisco, CA 94104
415-636-6100
Mary Templeton



     SECTION 12.     TRADEMARKS

12.1 SCHWAB owns all right, title and interest in and to the name, trademark and service mark "SCHWAB", and SCHWAB owns (or will own prior to use) all other tradenames, trademarks and service marks that may be used by SCHWAB in performing SCHWAB's obligations under this Agreement (collectively with the "SCHWAB" name, trademark and service mark, the "SCHWAB licensed marks" or the "licensor's licensed marks"). SCHWAB hereby grants to FIRST GREAT-WEST (including its affiliates) a non-exclusive license to use the SCHWAB licensed marks in connection with FIRST GREAT-WEST's performance of the services contemplated under this Agreement subject to the terms and conditions set forth in this Section 12.

12.2 FIRST GREAT-WEST owns all right, title and interest in and to the name, trademark and service mark "First Great-West Life & Annuity Insurance Company", and FIRST GREAT-WEST owns (or will own prior to use) all other tradenames, trademarks and service marks that may be used by FIRST GREAT-WEST in performing FIRST GREAT-WEST's obligations under this Agreement (collectively with the "First Great-West Life & Annuity Insurance Company" name, trademark and service mark, the "FIRST GREAT-WEST licensed marks" or the "licensor's licensed marks"). FIRST GREAT-WEST hereby grants to SCHWAB (including its affiliates) a non-exclusive license to use the FIRST GREAT-WEST licensed marks in connection with SCHWAB's performance of the services contemplated by this Agreement, subject to the terms and conditions set forth in this Section 12.


12.3 The grant of license by SCHWAB and FIRST GREAT-WEST (each, a "licensor") to the other and affiliates thereof (the "licensees") shall terminate automatically when the Contracts cease to be outstanding or by either Party at its election upon termination of this Agreement. Upon automatic termination, each licensee shall cease to use a licensor's licensed marks. Upon FIRST GREAT-WEST's elective termination of this license, SCHWAB (including its affiliates) shall immediately cease to distribute promotional, sales or advertising material relating to any Contract and shall likewise cease any activity that suggests that it has any right under the FIRST GREAT-WEST licensed marks or that it has any association with FIRST GREAT-WEST or any affiliate of FIRST GREAT-WEST in connection with any such Contracts. Similarly, upon SCHWAB's elective termination of this license, FIRST GREAT-WEST (including its affiliates) shall cease to issue as soon as reasonably practicable, any new Contracts bearing any of the SCHWAB licensed marks and shall likewise cease any activity which suggests that it has any right under any of the SCHWAB licensed marks or that it has any association with SCHWAB or any affiliate of SCHWAB, except that FIRST GREAT-WEST shall have the right to administer any outstanding Contracts bearing any of the SCHWAB licensed marks and in connection therewith to use the SCHWAB licensed marks.


12.4 Notwithstanding any provision in this Agreement to the contrary, a licensee shall obtain the prior written approval of the licensor for the public release by such licensee of any materials bearing the licensor's licensed marks. The licensor's approval shall not be unreasonably withheld.

12.5 During the term of this grant of license, a licensor may request that a licensee submit samples of any materials bearing any of the licensor's licensed marks that were previously approved by the licensor but, due to changed circumstances, the licensor may wish to reconsider, or that were not previously approved in the manner set forth above. If, on the reconsideration or on initial review, respectively, any such samples fail to meet with the written approval of the licensor, then the licensee shall immediately cease distributing such disapproved materials. The licensor's approval shall not be unreasonably withheld. The licensee shall obtain the prior written approval of the licensor for the use of any new materials developed to replace the disapproved materials, in the manner set forth above.

12.6 Each licensee hereunder: (i) acknowledges and stipulates that the licensor's licensed marks are valid and enforceable trademarks and/or service marks and that such licensee does not own the licensor's licensed marks and claims no rights therein other than as a licensee under this Agreement; (ii) agrees never to contend otherwise in legal proceedings or in other circumstances; and (iii) acknowledges and agrees that the use of the licensor's licensed marks pursuant to this grant of license shall inure to the benefit of the licensor.


     SECTION 13.     MISCELLANEOUS

13.1 Amendment

This Agreement may be amended at any time by a writing executed by the Parties.

13.2 Non-Assignment

This Agreement shall not be assigned by either Party without the prior written consent of the other Party, provided, however, that FIRST GREAT-WEST or SCHWAB may subcontract or assign provision of services to affiliates or subsidiaries, including Financial Administrative Services Corporation. Such assignment or subcontracting does not relieve FIRST GREAT-WEST or SCHWAB of any responsibility with regard to its obligations under this Agreement for such services.

13.3 Governing Law

This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

13.4 Survival of Provisions

Sections 2.1(d), 3.1, 4.4, 4.5, 4.6, 5, 6, 8, 9, 10, 12, and 13.7
shall survive termination of this Agreement.

13.5 Severability

Should any provision of this Agreement be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

13.6 Waiver

Any failure or delay by either Party to enforce at any time any of the provisions of this Agreement, or to exercise any right or option which is herein provided, or to require at any time the performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provision of this Agreement.

13.7 Right to Audit

FIRST GREAT-WEST, its employees or authorized representatives may audit, inspect and examine at reasonable times, during regular business hours and with at least 24 hours prior notice, all books and records of SCHWAB and its agents of all transactions arising under this Agreement. FIRST GREAT-WEST agrees to limit its review of the books and records to the extent necessary and as often as necessary to fulfill all contractual obligations to the holders of Contracts, to comply with all legal and regulatory requirements, to meet the requirements of FIRST GREAT-WEST auditors and to ensure compliance with this Agreement.

SCHWAB, its employees or authorized representatives may audit, inspect and examine at reasonable times, during regular business hours and with at least 24 hours prior notice, all books and records of FIRST GREAT-WEST and its agents of all transactions arising under this Agreement. SCHWAB agrees to limit its review of the books and records to the extent necessary and as often as necessary to fulfill all contractual obligations to the holders of Policies, to comply with all legal and regulatory requirements, to meet the requirements of SCHWAB auditors and to ensure compliance with this Agreement.

13.8 Force Majeure

Neither Party shall be liable for damages due to delay or failure to perform any obligation under this Agreement where such delay or failure results directly or indirectly from circumstances beyond the control and without the fault or negligence of such Party.

13.9 Entire Agreement

This Agreement shall be the sole and only agreement between FIRST GREAT-WEST and SCHWAB regarding the distribution of the Contracts, and it supersedes all prior and contemporaneous agreements regarding the distribution of the Contracts. This Agreement may not be amended, supplemented, or modified, except as expressly permitted herein, without the written agreement of the Parties.



IN WlTNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

CHARLES SCHWAB & CO., INC.              FIRST GREAT-WEST LIFE &
ANNUITY
                                               INSURANCE  COMPANY

BY: _/s/ Jeff Benton        _________        BY:_/s/ Dennis
Low_________________
Jeff Benton              Dennis Low
Vice President, Annuities & Life Insurance        Executive Vice
President, Financial Services




                         BY:  _/s/ D.C. Lennox______________
                    D.C. Lennox
                    Sr. Vice President, General Counsel
                     and Secretary





     SCHEDULE 1


     SEPARATE ACCOUNTS OF
FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY



Variable Annuity-1 Series Account, a separate account established under New York law on January 15, 1997.

Fixed Annuity Account, a separate account established under New
York law on January 15, 1997.









     SCHEDULE 1.1


     CONTRACTS AVAILABLE FOR OFFER AND SALE



1. The Schwab Variable Annuity. Form J434. Exclusive marketing. Registered with SEC. Contributions may be allocated among a number of investment options. The value of the contributions allocated to the variable annuity option will vary according to the investment experience of the investment options. Also, contributions may be allocated to one or more guaranteed certificate periods. If, prior to maturity of a certificate, the Contract is surrendered in full or in part or amounts allocated to a certificate are transferred, a market value adjustment to the Contract value will be made. The market value adjustment may be a positive or negative adjustment based on the results of an indexed calculation. This product may be issued as an IRA or non-qualified contract.

2. The Schwab Fixed Annuity. Form J424. Flexible Premium Deferred Market Value Adjusted Annuity. Exclusive marketing. Registered with SEC. Contributions may be allocated to one or more guaranteed certificate periods. If, prior to maturity of a certificate, the Contract is surrendered in full or in part or amounts allocated to a certificate are transferred, a market value adjustment to the Contract value will be made. The market value adjustment may be a positive or negative adjustment based on the results of an indexed calculation. This product may be issued as an IRA or non-qualified contract.


3. Single Premium Immediate Annuity. Non-exclusive marketing. Not registered with SEC. Form numbers J260, J261.










schwab1stgwl&a





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